EXECUTION VERSION

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of June 7, 2012 by and among (i) Walker & Dunlop, Inc., a Maryland corporation (“Parent”), (ii) Walker & Dunlop, LLC, a Delaware limited liability company (“Purchaser”), (iii) Column Guaranteed LLC, a Delaware limited liability company (“Stockholder”), and (iv) CW Financial Services LLC, a Delaware limited liability company (“Seller”).

WHEREAS, Purchaser and Seller are parties to a purchase agreement of even date herewith (the “Purchase Agreement”) pursuant to which, at the closing thereunder, (i) Purchaser  shall acquire all of the outstanding limited liability company membership interests of CWCapital LLC, a Massachusetts limited liability company (the “Interests”), from Seller, and (ii) as partial consideration for such sale of the Interests, Seller shall receive the number of shares of Parent’s common stock, par value $0.01 per share (“Common Stock”), specified in the Purchase Agreement (the “Stock Consideration”) and the right to designate up to two nominees (the “Board Designees”), from time to time, for election to Parent’s Board of Directors (the “Board”) pursuant to Section 6.10 of the Purchase Agreement;

WHEREAS, in accordance with requirements of the New York Stock Exchange set forth in Section 312.03 of the New York Stock Exchange Listed Company Manual (the “NYSE Rule”), Parent must obtain stockholder approval for and prior to Parent’s issuance of the Stock Consideration; and

WHEREAS, the parties hereto are entering into this Agreement to implement and govern their respective intentions, rights and obligations with respect to Parent’s obtaining approval of the stockholders of Parent for the issuance of the Stock Consideration.

NOW, THEREFORE, the parties hereto, in consideration of the foregoing, the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, hereby agree as follows:

1. Definitions.  Capitalized terms not defined herein shall have the meanings ascribed to them in the Purchase Agreement.  The following capitalized terms used herein have the following meanings:

(a) “MGCL” means the General Corporation Law of the State of Maryland, as amended.

(b) “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

2. Representations and Warranties.  Stockholder represents and warrants to Seller that:

(a) Stockholder beneficially owns, as of the date hereof, the number of shares of Common Stock set forth next to its name on Schedule I hereto (the “Shares”).  Except for proxies and restrictions in favor of Seller pursuant to this Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” Laws of the various states of the United States, Stockholder has sole voting power and sole power of disposition with respect to all of Stockholder’s Shares, with no restrictions on Stockholder’s rights of voting or disposition pertaining thereto and no Person other than Stockholder has any right to direct or approve the voting or disposition of any Stockholder Shares.  As of the date hereof, Stockholder does not own, beneficially or of record, or have the right to acquire, any securities of Parent other than such Stockholder’s Shares listed on Schedule I hereto and such Shares are not subject to any rights of others and are free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Stockholder’s voting rights, charges and other encumbrances of any nature whatsoever, other than those (if any) that may be imposed by or under applicable federal and state securities laws; provided, however, that certain Stockholder’s Shares are subject to the Stockholders Agreement, dated as of December 20, 2010, by and among the Parent and the Stockholders named therein and the Registration Rights Agreement, dated as of December 20, 2010, by and among the Company and the Stockholders named therein.

(b) Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  The execution, delivery and performance by Stockholder of this Agreement and the transactions contemplated hereby have been duly authorized and approved by all necessary action on the part of Stockholder and no further action on the part of Stockholder is necessary to authorize the execution and delivery by Stockholder of this Agreement or the performance by Stockholder of its obligations hereunder.  This Agreement has been duly executed and delivered by Stockholder and, assuming due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at Law or in equity.

(c) No consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the performance by Stockholder of its obligations under this Agreement.  Neither the execution and delivery of this Agreement by Stockholder nor the performance by Stockholder of its obligations hereunder will (i) violate any Law applicable to such Stockholder, or (ii) require the consent or other action by any Person under, constitute default under or result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of, Stockholder under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument or obligation to which Stockholder is a party, or by which his or its assets may be bound or affected.

(d) Stockholder understands and acknowledges that (i) Seller is entering into this Agreement and the Purchase Agreement in reliance upon Stockholder’s representations,

warranties covenants and agreement set forth herein and the execution and delivery of this Agreement by Stockholder, (ii) Seller would not have entered into the Purchase Agreement but for the Stockholders’ execution of Agreement and (iii) Stockholder is receiving substantial benefit under the Purchase Agreement as a result of its equity interest in Parent.

3. Stock Proposal and Special Meeting.

(a) As soon as practicable following the date hereof, Parent shall propose for approval by the stockholders of Parent, at a special meeting of such stockholders or by written consent (including any adjournment, postponement or continuation thereof, the “Special Meeting”), the issuance of the Stock Consideration by way of a resolution in satisfaction of the requirements of the NYSE Rule and MGCL, and in accordance with appropriate resolutions of the Board and a proxy statement to be filed by Parent with the Securities and Exchange Commission (“SEC”) containing a proposal approving such resolution, with such changes as may be required by the SEC or by applicable law (the “Stock Proposal”).

(b) From the date hereof until any termination of this Agreement in accordance with its terms, at the Special Meeting or any other meeting of the stockholders of Parent however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, Stockholder shall vote all of Stockholder’s Shares or, as appropriate, execute written consents in respect thereof, (i) in favor of the Stock Proposal and (ii) against any proposal made to the stockholders of the Parent that could reasonably be expected to result in any of the conditions to the Closing or to the Company's, Parent’s or Purchaser’s obligations under the Purchase Agreement not being fulfilled or that is intended, or could reasonably be expected, to impede, interfere, delay, discourage or adversely affect the Purchase Agreement, the Closing or this Agreement except, in each case of (i) or (ii), after there is an amendment, modification or waiver of the Purchase Agreement that is materially adverse to Parent without Stockholder’s prior written consent. Any such vote shall be cast (or consent shall be given) by the Stockholders in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent.

(c) From the date hereof until the date of the Special Meeting (or any earlier date at which the Stock Proposal is validly approved), Stockholder shall not (i) sell, transfer (including by operation of Law), give, pledge, encumber, assign or otherwise dispose of (including, without limitation, any Constructive Disposition (as defined below)), or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any of Stockholder’s Shares (or any right, title or interest thereto or therein), (ii) deposit any of Stockholder’s Shares or any shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Stockholder Shares with respect to any matters covered by Section 3(c), (iii) take any action that would make any representation or warranty of Stockholder set forth in this Agreement untrue or incorrect in any respect or have the effect of preventing, disabling or delaying Stockholder from performing any of its obligations under this Agreement or (iv) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii) or (iii) of this Section 3(c); provided, however, Stockholder shall be permitted to sell shares of Common Stock beneficially owned by Stockholder pursuant to a plan in compliance with Rule 10b5-1 under the Exchange Act (each a “Rule 10b5-1 Plan”), subject to the applicable volume limitations under Rule 144(e) of the Securities Act.  As used herein, the term “Constructive Disposition” means, with respect to any Stockholder’s Shares, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership.  Any attempted transfer of such Stockholder’s Shares or any interest therein in violation of this Section 3(d) shall be null and void.  Notwithstanding anything to the contrary in the foregoing sentence, this Section 3(c) shall not prohibit a transfer of Stockholder’s Shares to an Affiliate of the Stockholder; provided, however, that a transfer shall be permitted only if as a condition precedent to the effectiveness of such transfer, the transferee agrees in writing to be bound by all of the terms of this Agreement.

(d) Notwithstanding anything to the contrary, none of the provisions of this Agreement shall in any way limit the activities of Affiliates of Stockholder which may engage in brokerage, investment advisory, financial advisory, merger advisory, financing, asset management, trading, market making, arbitrage, investment activity and other similar activities conducted in the ordinary course of their business provided that such activities do not involve or relate to the Stockholder’s Shares.

4. Termination.  This Agreement and all obligations of the parties hereunder shall automatically terminate without any further action required by any Person in the event of the termination of the Purchase Agreement in accordance with its terms. In the event that the Closing occurs, only Section 3 of this Agreement shall terminate and all other provisions of this Agreement shall survive the Closing.

5. Board Designee. To the extent Stockholder owns, directly or indirectly, at least 10% of the then outstanding Parent Common Stock, at the annual meeting of shareholders of Parent to be held during the 2013 and 2014 calendar years, or at any special meeting of shareholders of Parent held prior to Parent’s 2014 annual meeting of shareholders at which directors of Parent are to be elected, or at any taking of action by written consent of shareholders of Parent prior to Parent’s 2014 annual meeting of shareholders with respect to which directors of Parent are to be elected (each a “Director Election”), Stockholder shall have the right (but not the obligation) to designate one (1) nominee for election to the Board of Directors (such nominee, the “CS Nominee”) at such Director Elections. At or prior to any Director Election: (i) Parent’s Nominating and Corporate Governance Committee (or any other committee exercising a similar function) shall recommend to the Parent Board the nomination of the CS Nominee for election to the Parent Board, and (ii) the Parent Board shall recommend to the Parent Stockholders the election of the CS Nominees to the Parent Board. At each such Director Election, (A) Seller and its Affiliates shall vote all of the shares of Parent Common Stock then held by Seller and its Affiliates in favor of electing the CS Nominee or its Affiliates to the Parent Board and (B) Stockholder shall vote all of the shares of Parent Common Stock then held by Stockholder in favor of electing the Seller’s or its Affiliates nominees to the Parent Board.

6. Miscellaneous.

(a) Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.  All counterparts shall constitute one and the same instrument.  Each party may execute this Agreement via a facsimile (or transmission of a .pdf file) of this Agreement.  In addition, facsimile or .pdf signatures of authorized signatories of the parties shall be valid and binding and delivery of a facsimile or .pdf signature by any party shall constitute due execution and delivery of this Agreement.

(b) Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to the choice of laws provisions thereof.

(c) Amendment; Waiver.  Any amendment hereto shall be in writing and signed by all parties hereto.  No waiver of any provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.  The waiver by any party of the performance of any act shall not operate as a waiver of the performance of any other act or an identical act required to be performed at a later time.  Except as otherwise provided herein, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  Seller shall not agree to amend the Voting Agreement, dated as of June __, 2012, by and among Parent, Purchaser, Seller, Mallory Walker, William M. Walker, Richard Warner, Deborah Wilson, Richard Lucas and Howard W. Smith, III, in a manner that is beneficial to any of the Stockholders thereunder unless Seller simultaneously agrees to amend this Agreement in the same manner.

(d) Entire Agreement.  This Agreement constitutes the entire agreement and supersedes conflicting provisions set forth in all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

(e) Assignability.  This Agreement and all of the provisions hereof shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns and any reference to a party shall also be a reference to an heir, legal representative, successor or permitted assign; provided, however, that this Agreement may not be assigned (except by operation of law) by any party hereto without the prior written consent of the other parties hereto, and any attempted assignment without such consent shall be void and of no effect.

(f) Titles.  The titles and captions of the sections, subsections and paragraphs of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

(g) Third Party Beneficiary.  No provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any customer, Affiliate, stockholder, partner, member, director, officer or employee of any party hereto or any other Person.  All provisions hereof shall be personal solely among the parties to this Agreement.

(h) Severability.  If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement to effect such replacement; provided, however, that such replacement does not defeat the principal purpose of this Agreement.

(i) Interpretation.  This Agreement shall be read and construed in the English language.  As used in this Agreement, any reference to the masculine, feminine or neuter gender shall include all genders, the plural shall include the singular, and singular shall include the plural.  References herein to a party or other Person include their respective successors and assigns.  The words “include,” “includes” and “including” when used herein shall be deemed to be followed by the phrase “without limitation” unless such phrase otherwise appears.  Unless the context otherwise requires, references herein to sections shall be deemed references to sections of this Agreement.  Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular section, subsection or provision hereof.  Except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives, the term “or” has the inclusive meaning represented by the phrase “and/or.”  With regard to each and every term and condition of this Agreement, the parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject thereto, no consideration shall be given to the issue of which party actually prepared, drafted or requested any term or condition of this Agreement.

(i) Submission to Jurisdiction.  Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (a) any Delaware State court and (b) the United States District Court for the District of Delaware, for the purposes of any litigation arising out of this Agreement or any transaction contemplated hereby.  Each of the Parties hereto irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any litigation arising out of this Agreement or the transactions contemplated hereby in (a) any Delaware State court or (b) the United States District Court for the District of Delaware, or that any such litigation brought in any such court has been brought in an inconvenient forum.

(j) Waiver of Jury Trail.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(k) Equitable Remedies.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purpose of such action), in each case without the necessity of posting bond or other security or showing actual damages, and this being in addition to any other remedy to which they are entitled at law or in equity.

(l) Public Announcement.  Each Stockholder, solely in its capacity as a stockholder of Parent, agrees that such Stockholder shall not make any public announcement that would have the effect of preventing, impeding, interfering with or adversely affecting the performance by such Stockholder of its obligations under this Agreement, except as required by applicable law. None of the parties to Agreement shall make any public announcement or issue any press release referencing CS or any of its Affiliates, without the prior written consent of CS, except as may be required by applicable law.

(m) Legends. If requested by Seller, each Stockholder agrees to cause all certificates representing such Stockholder’s Shares to bear a prominent legend stating that such Stockholder’s Shares are subject to the transfer, voting and other restrictions described in this Agreement.

(n) Stockholder Capacity.  The parties acknowledge that this Agreement is entered into by each Stockholder in his or its capacity as owner of the Stockholder’s Shares and that nothing in this Agreement shall in any way restrict, limit or prohibit any Affiliate or representative of such Stockholder from exercising his or her fiduciary duties in his or her capacity as a director of the Parent or Purchaser.

(o) Additional Shares.  Until any termination of this Agreement in accordance with its terms, Stockholder shall promptly notify Seller of the number of shares of Parent Common Stock, if any, as to which Stockholder acquires record or beneficial ownership after the date hereof.  Any shares of Parent Common Stock as to which such Stockholder acquires record or beneficial ownership after the date hereof and prior to termination of this Agreement shall be Shares for purposes of this Agreement.  Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of Seller affecting the Seller Stock, the number of shares of Parent Common Stock constituting Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Parent Common Stock or other voting securities of Parent issued to any such Stockholder in connection therewith.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

PARENT:

Walker & Dunlop, Inc., a Maryland corporation

By:	/s/ William M. Walker
Name	William M. Walker
Title	Chairman, President and Chief Executive Officer

Credit Suisse Voting Agreement
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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

PURCHASER:

Walker & Dunlop, LLC, a Delaware limited liability company

By:	/s/ William M. Walker
Name	William M. Walker
Title	Chairman, President and Chief Executive Officer

Credit Suisse Voting Agreement
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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

CW FINANCIAL SERVICES LLC

By:	/s/ Carla Stoner
Name	Carla Stoner
Title	Chief Financial Officer

Credit Suisse Voting Agreement
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IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered in its name and on its behalf as of the date first written above.

COLUMN GUARANTEED LLC

By:	/s/ Edmund F. Taylor
Name	Edmund F. Taylor
Title	President

Voting Agreement
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Schedule I

Shares

Column Guaranteed LLC	5,057,117